Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Planet Labs Inc. Amended and Restated 2011 Stock Incentive Plan, the Planet Labs PBC 2021 Incentive Award Plan, and the Planet Labs PBC 2021 Employee Stock Purchase Plan of our report dated June 30, 2021, with respect to the consolidated financial statements of Planet Labs Inc. included in the Prospectus and related Registration Statement (Form S-1) of Planet Labs PBC filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 14, 2022